Exhibit 10.1

SHARE REDEMPTION AGREEMENT AND RELEASE

This share redemption agreement and release (the “Agreement”), dated as of October 21, 2014 (the “Effective Date”), is entered by Bitcoin Shop, Inc., a Nevada corporation (the “Company”), and ___________ (the “Executive” and collectively with Company, the “Parties”).

WHEREAS, on February 5, 2014, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement” and the transaction, the “Share Exchange”) with BitcoinShop.us, LLC, a Maryland limited liability company (“Bitcoin LLC”) pursuant to which the members of Bitcoin LLC transferred all of the outstanding membership interest of Bitcoin LLC to the Company in exchange for an aggregate of 100,773,923 shares of the Company’s common stock (the “Share Exchange Shares”);

WHEREAS, in connection with the Share Exchange, the Executive received [•] Share Exchange Shares (the “Executive Share Exchange Shares”); and

WHEREAS, the Company and the Executive have agreed that the Executive will return [•] of the Executive Share Exchange Shares to the Company for cancellation (the “Returned Executive Share Exchange Shares”) in consideration for a per share payment of [$•] or an aggregate payment of [$•] (the “Share Payment”), subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to, and agreed by and between the Parties as follows:

1.           Redemption of Shares.  On the Effective Date, the Executive shall deliver the Returned Executive Share Exchange Shares to the Company along with a duly executed medallion guaranteed stock power for cancellation.  Within three (3) business days of the Effective Date, the Company shall deliver the Share Payment to the Executive.

2.           Limited Release. The Executive hereby releases and discharges Company and  its heirs, executors, administrators, parent company, holding company, subsidiaries, successors, assigns, predecessors, past and present, officers, directors, principals, control persons, past and present employees and registered representatives, insurers, representatives, and attorneys (the “Releasees”), from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against Releasees, that the Executive, on its own behalf and on behalf of its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of the Returned Executive Share Exchange Shares, and any and all matters related thereto, whether or not known or unknown.  The Release provided in this Paragraph 2 shall be effective on the Effective Date.

3.           No assignment.  The Executive represents and warrants that no other person or entity has any interest in the matters released herein, and that he has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

4.           Fees and Expenses.  Each party shall be responsible for his or its own attorneys’ fees and costs.

5.           Reliance.  The Parties acknowledge and represent that:  (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

6.           Entire Agreement.  This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral.  Each of the parties hereto acknowledges that none of the parties hereto, agents or counsel of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

7.           Amendments.  This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.

8.           Enforceability.  Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

9.           Governing Law.  This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of New York.

10.           Counterparts.  This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

BITCOIN SHOP, INC.	[EXECUTIVE]

By:
Name:
Title: